Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-233566 on Form S-3 and Registration Statement Nos. 333-251245 and 333-226446 on Form S-8 of our reports dated February 17, 2022, relating to the consolidated financial statements of Focus Financial Partners Inc. (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2021.

/s/ DELOITTE & TOUCHE LLP

New York, New York

February 17, 2022